Filed Pursuant to Rule 424(b)(3)
Registration No. 333-114772

SPECTRX, INC.

PROSPECTUS SUPPLEMENT DATED SEPTEMBER 8, 2004
TO PROSPECTUS DATED SEPTEMBER 3, 2004

The information set forth under the heading "Principal Stockholders" on pages 41 - 44 of the prospectus is hereby revised and restated as follows:

PRINCIPAL STOCKHOLDERS

The following table lists information regarding the beneficial ownership of our common stock as of July 31, 2004 by (i) each person who is known to us to beneficially own more than 5% of the outstanding shares of our common stock, (ii) each director, (iii) each officer named in the summary compensation table below, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each officer and director is 4955 Avalon Ridge Parkway, Suite 300, Norcross, Georgia 30071.

Name and Address of Beneficial Owner	Amount of Nature of Beneficial Ownership (1)	Percent of Class (2)
Dr. John Imhoff (3) Cottage 441, 55 Rutledge Land Sea Island, GA 31561	1,765,820	14.1%
Easton Hunt Capital Partners, L.P. (4) SBS Tower, Suite 750 2601 So. Bay Shore Dr. Miami, FL 31333	1,666,660	12.8%
Dolphin Offshore Partners, LP (5) 129 E. 17th Street, 2nd Floor New York, NY 10577	1,333,340	10.5%
David Musket (6) 125 Cambridgepark Drive Cambridge, MA 02140	1,333,360	10.5%
ProMed Management Entities (7) 125 Cambridgepark Drive Cambridge, MA 02140	1,133,360	9.1%
Entities affiliated with Hillman Company (8) (Charles G. Hadley) 824 Market Street, Suite 900 Wilmington, DE 19801	1,007,233	8.8%
North Sound Legacy Entities (9) 53 Forest Avenue Old Greenwich, CT 06870	666,660	5.6%
Dolores Maloof (10) 2669 Mercedes Drive Atlanta, GA 30345	803,866	6.8%
Mark A. Samuels (11)	793,811	6.7%
Abbott Laboratories (12) 100 Abbott Park Road Abbott Park, IL 60064	755,230	6.6%
Keith D. Ignotz (13)	696,810	5.9%
Sagamore Hill Capital Management, L.P. (14) 10 Glenville Street Greenwich, CT 06831	666,660	5.5%
Thomas H. Muller, Jr. (15)	237,931	2.1%
William Arthur III (16)	51,909	*
Walter Pavlicek (17)	42,740	*
Mark Faupel (18)	118,687	1.0%
Earl Lewis (19)	28,458	*
William Zachary (20)	39,421	*
Chris Monahan (21)	28,249	*
All directors and executive officers as a group (11 persons) (22)	3,156,819	27.4%

_____________

(*) Less than 1%.

(1) Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

(2) Percentage ownership is based on 11,390,079 shares of common stock outstanding as of June 30, 2004. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares. Shares of common stock subject to currently exercisable options, warrants or convertible preferred stock, or any such securities exercisable within 60 days after June 30, 2004, are deemed outstanding for computing the percentage ownership of the person holding those options, but are not deemed outstanding for computing the percentage ownership of any other person.

(3) Consists of 622,500 common shares, preferred shares convertible into 333,330 common shares and warrants to purchase 718,330 common shares held by Dr. John Imhoff; and preferred shares convertible into 33,330 common shares and warrants to purchase 58,330 common shares held by Dr. Imhoff's spouse, for which he claims no beneficial interest.

(4) Consists of preferred shares convertible into 833,330 common shares and warrants to purchase 833,330 common shares held by Easton Hunt Capital Partners, L.P.

(5) Consists of preferred shares convertible into 666,670 common shares and warrants to purchase 666,670 common shares held by Dolphin Offshore Partners, LP.

(6) Consists of preferred shares convertible into 100,000 common shares and warrants to purchase 100,000 common shares held by Mr. Musket; preferred shares convertible into 422,740 common shares and warrants to purchase 422,740 common shares held by ProMed Partners, LP; preferred shares convertible into 75,940 common shares and warrants to purchase 75,940 common shares held by ProMed Partners, II, LP, and; preferred shares convertible into 68,000 common shares and warrants to purchase 68,000 common shares held by ProMed Offshore Fund, Ltd. ProMed Management shares voting and investment power of these three funds and may be deemed the beneficial owners of all of the shares, except those of Mr. Musket.

(7) Consists of preferred shares convertible into 422,740 common shares and warrants to purchase 422,740 common shares held by ProMed Partners, LP; preferred shares convertible into 75,940 common shares and warrants to purchase 75,940 common shares held by ProMed Partners, II, LP, and; preferred shares convertible into 68,000 common shares and warrants to purchase 68,000 common shares held by ProMed Offshore Fund, Ltd. ProMed Management shares voting and investment power of these three funds and may be deemed the beneficial owner of all of the shares.

(8) Consists of 28,458 shares held by Mr. Hadley subject to stock options that are exercisable within 60 days of July 31, 2004; 82,637 shares held by Wilmington Interstate Corporation; 9,905 shares owned by Wilmington Securities, Inc.; 494,101 shares held by Henry L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A dated 11/18/85; and shares in the following amounts held by C.G. Grefenstette and L.M. Wagner, Trustees of Trusts dated 12/30/76 - 98,033 shares for the children of Juliet Lea Hillman Simonds; 98,033 for the children of Audrey Hillman Fisher; 98,033 for the children of Henry Lea Hillman, Jr.; and 98,033 for the children of William Talbot Hillman. Wilmington Securities Corporation is an indirect, wholly owned subsidiary of The Hillman Company. The Hillman Company is controlled by Henry L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette, trustees of the Henry L. Hillman Trust, which trustees may be deemed the beneficial owners of all the shares except those subject to options owned by Mr. Hadley.

(9) Consists of preferred shares convertible into 10,000 common shares and warrants to purchase 10,000 common shares held by North Sound Legacy Fund, LLC; preferred shares convertible into 110,000 common shares and warrants to purchase 110,000 common shares held by North Sound Legacy Institution Fund, LLC, and; preferred shares convertible into 213,330 common shares and warrants to purchase 213,330 common shares held by North Sound Legacy International. North Sound Capital LLC shares voting and investment power of these three funds and may be deemed the beneficial owner of all of the shares.

(10) Consists of 131,000 common shares, preferred shares convertible into 166,670 common shares, and warrants to purchase 270,670 common shares held by Mrs. Maloof; and 235,526 shares held by Mrs. Maloof's spouse, for which she claims no beneficial interest.

(11) Consists of 271,926 common shares, preferred shares convertible into 66,670 common shares, and warrants to purchase 143,670 common shares held by Mr. Samuels; and 311,545 common shares subject to stock options that are exercisable within 60 days of July 31, 2004.

(12) Consists of 626,342 shares held by Abbott Laboratories and 128,888 shares that will be acquired upon conversion of its 100,000 shares of convertible preferred stock, including interest, calculated assuming a conversion price of $9.388 at 60 days past July 31, 2004.

(13) Consists of 238,924 common shares, preferred shares convertible into 66,670 common shares, and warrants to purchase 143,670 common shares held by Mr. Ignotz; and 247,546 shares subject to stock options that are exercisable within 60 days of July 31, 2004.

(14) Consists of preferred shares convertible into 333,330 common shares and warrants to purchase 333,330 common shares held by Sagamore Hill Hub Fund, Ltd. According to the reporting persons' Schedule 13G dated April 12, 2004, each of Sagamore Hill Capital Management, L.P., its general partner, Sagamore Hill Capital Advisors, and its sole member, Steven H. Bloom, have sole voting and dispositive power of these shares.

(15) Consists of 31,842 shares held by Mr. Muller and 206,089 shares subject to stock options that are exercisable within 60 days of July 31, 2004.

(16) Consists of 38,333 shares held by Mr. Arthur subject to stock options that are exercisable within 60 days of July 31, 2004.

(17) Consists of 3,803 shares held by Dr. Pavlicek and 38,937 shares subject to stock options that are exercisable within 60 days of July 31, 2004.

(18) Consists of 118,687 shares held by Dr. Faupel subject to stock options that are exercisable within 60 days of July 31, 2004.

(19) Consists of 28,458 shares held by Mr. Lewis subject to stock options that are exercisable within 60 days of July 31, 2004.

(20) Consists of 10,963 shares held by Mr. Zachary and 28,458 shares subject to stock options that are exercisable within 60 days of July 31, 2004.

(21) Consists of 28,249 shares held by Mr. Monahan subject to stock options that are exercisable within 60 days of July 31, 2004.

(22) Consists of 1,545,709 common shares, preferred shares convertible into 133,332 common shares and warrants to purchase 287,332 common shares held by the directors and executive officers; and 1,190,430 shares subject to stock options that are exercisable within 60 days of July 31, 2004.